Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-33214 and 333-47824) of Pinnacle Data Systems, Inc. of our report relating to the financial statements of Pinnacle Data Systems, Inc. dated February 15, 2005, appearing in the Annual Report on Form 10-KSB of Pinnacle Data Systems, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

February 15, 2005